Exhibit 99.1

Catalyst Health Solutions Reports

Record Fourth Quarter and Year End Financial Results

2010 Net Income Increases 24% to $1.82 per Diluted Share

Fourth Quarter Revenues up 49% Over Prior Year

ROCKVILLE, MD, February 22, 2011 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management company, today announced its financial results for the fourth quarter and year ended December 31, 2010. For 2010, the Company reported revenue of $3.8 billion and net income of $81.0 million, or $1.82 per diluted share compared to revenue of $2.9 billion and net income of $65.2 million, or $1.48 per diluted share in the prior year.

“We are pleased with the Company’s financial performance,” stated David T. Blair, Chief Executive Officer of Catalyst. “The Company continues to drive significant growth by executing a broad marketing strategy, leveraging its infrastructure, securing and integrating new acquisitions and controlling overhead expenses. All new client implementations proceeded smoothly and the integration of FutureScripts is progressing as planned.”

In the fourth quarter of 2010, the Company further executed on its client focused strategy with the expansion of its Generic Advantage Plan, which deploys a series of customizable solutions that drives higher generic utilization and aligns incentives for members, clients and pharmacies.

“As we look forward to 2011, the Company will adhere to those operating principles that have served it well: high client retention, organic sales growth, accretive acquisitions and new product innovations,” added Blair.

In conjunction with the closing of the FutureScripts acquisition, the Company introduced an adjusted earnings per diluted share metric, which excludes the impact of acquisition related intangible amortization. Management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

Financial Guidance

The Company confirms its previously stated guidance for 2011 of $4.6 billion to $4.8 billion in revenue and adjusted earnings per diluted share between $2.20 and $2.39 per diluted share. Earnings for 2011 will be weighted to the third and fourth quarters due to implementation and transition expenses associated with the integration of FutureScripts.

Fourth Quarter Results

Revenue for the fourth quarter increased by $368.7 million, or 49.3%, to $1.1 billion from $747.9 million in the prior year’s comparable quarter. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the fourth quarter increased to 20.6 million from 14.6 million for the same period in 2009. The increase in prescription volume was primarily due to the addition of new clients, the growth of existing clients and the acquisition of FutureScripts. Generic utilization increased to 73% from 68% in the fourth quarter of 2009.

Gross profit for the fourth quarter increased by $15.6 million to $66.1 million, compared to $50.5 million in the fourth quarter of the prior year, a 30.9% increase. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

Fourth quarter operating income increased $8.2 million to $37.4 million from $29.2 million in the fourth quarter of 2009. The increase in operating income was primarily due to the increase in gross profit, offset by a $7.4 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients. Additionally, the growth in selling, general and administrative expenses, reflect the consolidation of the operating expenses from the Company’s recent acquisitions and the associated transaction related fees.

Net income for the fourth quarter of 2010 was $22.6 million, or $0.51 per diluted share, compared to the prior year’s net income of $18.0 million, or $0.41 per diluted share. As shown in the attached table, adjusted earnings per diluted share for the fourth quarter of 2010 was $0.56 compared to the prior year’s adjusted earnings per diluted share of $0.43, or a 30.2% increase.

Full Year Results

Revenue for the year ended December 31, 2010 increased 30.0%, to $3.8 billion from $2.9 billion in the prior year. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed increased to 70.2 million for the year ended December 31, 2010 from 56.2 million for the same period in 2009. The increase in prescription volume was primarily due to the addition of new clients, the growth of existing clients and the consolidation of the Company’s recent acquisitions.

Gross profit for 2010, increased by $48.4 million to $234.2 million, compared to $185.8 million in the prior year, a 26.1% increase. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

Operating income increased by $27.8 million to $132.5 million in 2010 from $104.7 million in the same period of the prior year. The increase in operating income was primarily due to the increase in gross profit offset by a $20.7 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients. Additionally, the growth in selling, general and administrative expenses, reflect the consolidation of the operating expenses from the Company’s recent acquisitions and the associated transaction related fees.

Net income for the year ended December 31, 2010 increased 24.2% to $81.0 million, or $1.82 per diluted share, compared to $65.2 million, or $1.48 per diluted share, in the prior year. As shown in the attached table, adjusted earnings per diluted share for the year ended December 31, 2010 was $1.93 compared to the prior year’s adjusted earnings per diluted share of $1.55, or a 24.5% increase.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Catalyst Health Solutions, Inc. financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Catalyst’s management believes providing investors with this information give additional insights into its results of operations. While Catalyst’s management believes that these non-GAAP financial measures are useful in evaluating its operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 7 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region, and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Catalyst Health Solutions, Inc.

Hai Tran, Chief Financial Officer

301-548-2900

htran@chsi.com

Source: Catalyst Health Solutions, Inc.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009
Revenue (excludes member co-payments of $288,517, $211,832, $1,025,306 and $810,576 for the three months and twelve months ended December 31, 2010 and 2009, respectively)	$1,116,617	$747,900	$3,764,092	$2,894,380

Direct expenses	1,050,482	697,368	3,529,843	2,708,616
Selling, general and administrative expenses	28,714	21,353	101,745	81,036

Total operating expenses	1,079,196	718,721	3,631,588	2,789,652

Operating income	37,421	29,179	132,504	104,728
Interest and other income	63	76	937	782
Interest expense	(1,288)	(197)	(3,027)	(560)

Income before income taxes	36,196	29,058	130,414	104,950
Income tax expense	13,644	11,098	49,457	39,785

Net income	$22,552	$17,960	$80,957	$65,165

Net income per share, basic	$0.51	$0.41	$1.85	$1.51
Net income per share, diluted	$0.51	$0.41	$1.82	$1.48
Weighted average shares of common stock outstanding, basic	44,019	43,349	43,855	43,128
Weighted average shares of common stock outstanding, diluted	44,634	44,253	44,536	43,942

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009
Retail prescriptions	19,614	14,148	67,081	54,183
Total mail prescriptions	957	478	3,164	1,991

Total prescriptions	20,571	14,626	70,245	56,174
Total adjusted prescriptions(1)	22,485	15,582	76,573	60,156

Adjusted mail order penetration %(2)	13%	9%	12%	10%
Generic utilization %	73%	68%	71%	67%

Gross profit	$66,135	$50,532	$234,249	$185,764
Operating income	37,421	29,179	132,504	104,728
Depreciation & amortization	7,055	2,866	17,306	11,924

(1)

Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

Adjusted Earnings Per Share Reconciliation

(Unaudited)

We are providing diluted earnings per share excluding the impact of the acquisitions related intangible amortization in order to compare our underlying financial performance to prior periods. Catalyst’s management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009
GAAP diluted earnings per share	$0.51	$0.41	$1.82	$1.48

Adjustment for amortization of:
FutureScripts related intangible assets (1)	0.03	—	0.04	—
All other acquisition related intangible assets (2)	0.02	0.02	0.07	0.07

Diluted earnings per share, as adjusted	$0.56	$0.43	$1.93	$1.55

(1)	This adjustment represents the per share effect of the FutureScripts related intangible amortization. Intangible amortization of $250 thousand ($156 thousand net of tax) and $300 thousand ($186 thousand net of tax) is included in selling, general and administrative expense for the three months and twelve months ended December 31, 2010, respectively. Intangible amortization of $2.3 million ($1.4 million net of tax) and $2.7 million ($1.7 million net of tax) is included as a reduction of revenue for the three months and twelve months ended December 31, 2010.
(2)	This adjustment represents the per share effect of all other acquisition related intangible amortization. Intangible amortization of $1.3 million ($0.8 million net of tax) and $1.2 million ($0.8 million net of tax) is included in selling, general and administrative expense for the three months ended December 31, 2010 and 2009, respectively. Intangible amortization of $5.1 million ($3.2 million net of tax) and $4.8 million ($3.0 million net of tax) is included in selling, general and administrative expense for the twelve months ended December 31, 2010 and 2009, respectively.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

2011 Adjusted Earnings Per Share Guidance Information

(Unaudited)

	Estimated Year ended December 31, 2011
	Low End	High End
GAAP diluted earnings per share	$2.00	$2.19

Adjustment for amortization of:
FutureScripts related intangible assets(1)	0.12	0.12
All other acquisition related intangible assets (2)	0.08	0.08

Diluted earnings per share, as adjusted	$2.20	$2.39

(1)	This adjustment represents the expected per share effect of the FutureScripts related intangible amortization. For the year ended December 31, 2011, intangible amortization is expected to be approximately $10.0 million ($6.2 million net of tax).
(2)	This adjustment represents the expected per share effect of the all other acquisition related intangible amortization. For the year ended December 31, 2011, intangible amortization is expected to be approximately $5.4 million ($3.4 million net of tax).

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